Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Synovus Financial Corp.:

We consent to the incorporation by reference in the registration statements (No. 333-143035, No. 333-188254, No. 333-227367, No. 333-255467, and No. 333-256210) on Forms S-8 and (No. 333-233341 and No. 333-239013) on Forms S-3 of our reports dated February 25, 2022, with respect to the consolidated financial statements of Synovus Financial Corp. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Atlanta, Georgia
February 25, 2022